HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Cash Flow
                For the Six Months Ended March 31, 1998 and 1997
                Increase (Decrease) in Cash and Cash Equivalents
                                  (Unaudited)

                                                    Six Months Ended
                                                        March 31,
                                                 1998              1997
Cash Flows from Operating Activities:
  Interest Received                         $  34,774         $  77,876
  Other Income Received                           232               930
  Interest Paid                                   -0-           (41,517)
  Legal, Audit and Management Fees Paid       (21,159)          (25,230)
  Cash Paid to Suppliers for
    Operating Expenses                        (16,217)           (8,393)

  Net Cash Provided
    by Operating Activities                 $  (2,370)        $   3,666

Cash Flow from Investing Activities:
  Principal Collected on Sale of Tanglefoot
    Apartments Contract                           -0-         1,557,240
  Purchase of Real Estate Contracts               -0-          (504,492)
  Principal Collected on Real Estate
    Contracts                                   6,515               -0-
  Purchase and Sale of Real Estate (net)          676           (33,433)
  Payment of Real Estate Mortgage                 -0-          (991,555)
  Buyers Escrow Received (Paid)                (1,851)           (4,716)
  Tax Certificates Collected                    1,434             2,547

    Net Cash Provided (Used)
      by Investing Activities               $   6,774         $  25,591

Cash Flow from Financing Activities:
  Loan Paid                                 $     -0-         $ (27,000)

    Net Cash Provided (Used)
      by Financing Activities               $     -0-         $ (27,000)

Net Increase (Decrease) in Cash
  and Cash Equivalents                      $   4,404         $   2,257
Cash & Cash Equivalents at
  Beginning of Period                       $  10,675         $   6,479

Cash and Cash Equivalents at End of Period  $  15,079         $   8,736